UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 13, 2006

Date of Report

(Date of earliest event reported)

Merix Corporation

(Exact Name of Registrant as Specified in Charter)

Oregon	0-23818	93-1135197
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1521 Poplar Lane, Forest Grove, Oregon 97116

(Address of principal executive offices, including Zip Code)

503-359-9300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

On July 13, 2006, Merix’ Board of Directors and HRCC approved the target bonus amounts for fiscal 2007 for executive officers eligible to participate in Merix’ Executive Incentive Plan, expressed as a percentage of such executive officer’s base annual salary:

Name	2007 Target Bonus (Percentage of Base Salary)
Mark R. Hollinger	100%
Daniel T. Olson	70%
Thomas R. Ingham	60%
Steve Robinson	100%
Stephen M. Going	40%

Actual 2007 bonus amounts will be determined based on achievement of certain performance goals as follows: net income (30% of total bonus); EBITDA from Asian operations (25% of total bonus); successful implementation of an ERP system (25% of total bonus); revenue (10% of total bonus); and free cash flow (10% of total bonus).

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 13, 2006, Carlene M. Ellis notified the Company that she has decided not to stand for re-election to the board at the Company’s 2006 Annual Meeting of Shareholders. There is no disagreement known to any of the Company’s executive officers between Ms. Ellis and the Company on any matter relating to the Company’s operations, policies, or practices. A copy of the press release dated July 19, 2006 announcing Ms. Ellis’s decision is filed as an exhibit to this current report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 13, 2006, the Merix’ Board of Directors amended Section 2.2 of Merix’ bylaws to provide that the Board shall consist of least seven and no more than nine directors (Section 2.2 previously provided for at least one and no more than 10 directors). In addition, the Board added to Merix’ bylaws a new Section 2.3, which provides for designation of a Lead Director. The text of Sections 2.2 and 2.3 of the amended bylaws is filed as an exhibit to this current report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
3.2	Text of Sections 2.2 and 2.3 of the Merix Corporation bylaws, as amended.

99.1	Press Release issued by Merix Corporation, dated July 19, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2006	/s/ Stephen M. Going
Stephen M. Going
Vice President, General Counsel and Secretary

MERIX CORPORATION

FORM 8-K

INDEX TO EXHIBITS

Exhibit No.	Description
3.2	Text of Sections 2.2 and 2.3 of the Merix Corporation bylaws, as amended.

99.1	Press Release issued by Merix Corporation, dated July 19, 2006.